Exhibit 4.5

Execution Version

LIANBIO

October 16, 2019

BridgeBio Pharma LLC

421 Kipling St.

Palo Alto, CA 94301

Re:	LianBio Information Rights

Ladies and Gentlemen:

This letter agreement (this “Agreement”) will confirm our agreement that, in connection with and effective as of the issuance to BridgeBio Pharma LLC, a Delaware limited liability company (“BridgeBio”), of 100,000 ordinary shares of LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”), pursuant to the terms and conditions of that certain Share Subscription Agreement, dated as of the date hereof, by and between the Company and BridgeBio (the “Subscription Agreement”), for so long as BridgeBio continues to hold five percent (5%) or more of the fully-diluted equity of the Company, upon BridgeBio’s reasonable request and to the extent necessary for BridgeBio (or its affiliates) to fulfill its disclosure obligations under applicable securities laws and regulations of the United States, the Company shall, as soon as practicable following receipt of such a written request from BridgeBio, and in any event within 30 days after the end of each fiscal year and within 20 days after the end of each fiscal quarter (other than the last fiscal quarter of the year), provide to BridgeBio (a) statements of income and cash flows for such fiscal quarter, and a balance sheet and statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time (“GAAP”) (except that any unaudited financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP); and (b) a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the capital stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for capital stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued options, warrants or other rights to acquire capital stock of the Company. For so long as BridgeBio continues to hold equity in the Company, the Company shall, upon reasonable request by BridgeBio, provide to BridgeBio a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period in reasonably sufficient detail as to permit BridgeBio to calculate its percentage equity ownership in the Company.

Execution Version

BridgeBio agrees that with respect to all information received under this Agreement, it shall be bound by the confidentiality and non-use obligations set forth in the Shareholders Agreement, dated October 16, 2019, by and among the Company, BridgeBio and the other shareholders of the Company set forth therein, as the same may be amended, restated or otherwise modified from time to time.

The rights described herein shall terminate and be of no further force or effect upon such time as BridgeBio and its Affiliates no longer hold any securities of the Company; provided, that the confidentiality provisions hereof will survive any such termination.

This Agreement shall be governed and construed under the laws of the Cayman Islands.

Any term or provision of this Agreement may be amended, modified or waived only with the written consent of BridgeBio and the Company.

This Agreement may be executed in counterparts, including by facsimile or similar electronic transmission, each of which shall be deemed an original, all of which together shall constitute one instrument binding on each of the parties hereto.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement.

[Signature Page Follows]

Very truly yours,

LIANBIO

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	Director

AGREED AND ACCEPTED:

BRIDGEBIO PHARMA LLC

By:	/s/ Neil Kumar
Name:	Neil Kumar
Title:	President

[SIGNATURE PAGE TO INFORMATION RIGHTS LETTER AGREEMENT]